Exhibit 5.1

                           Fulbright & Jaworski L.L.P.
                   A Registered Limited Liability Partnership
                              (Company Letterhead)



                                 August 28, 1998



LifeCell  Corporation
3606  Research  Forest  Drive
The  Woodlands,  Texas  77381

Ladies  and  Gentlemen:

     We have acted as counsel for LifeCell Corporation, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 1,500,000 shares (the "Shares") of common stock, $.001 par value per share (the "Common Stock"), of the Company, to be offered upon the terms and subject to the conditions set forth in the LifeCell Corporation Amended and Restated 1992 Stock Option Plan, as amended (the "Plan").

     In connection therewith, we have examined, among other things, the Restated Certificate of Incorporation, as amended, of the Company and the Amended and Restated By-laws of the Company, the Plan, the corporate proceedings with respect to the proposed offering of the Shares and the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration of the Shares under the Securities Act of 1933 (the Registration Statement, as amended at the time when it becomes effective, being herein referred to as the "Registration Statement").

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable shares of Common Stock.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                        Very  truly  yours,



                                        Fulbright  &  Jaworski  L.L.P.